FOR IMMEDIATE RELEASE:                                       NEWS
September 29, 2000                                    OTC - VARLE

                         VARI-L COMPANY ANNOUNCES
                    FORBEARANCE AGREEMENT WITH BANK ONE

DENVER, Colorado -- Vari-L Company, Inc. (OTC - VARLE), a leading provider of advanced components for the wireless telecommunications industry, today announced it has reached an agreement with its primary lender, Bank One Colorado, N.A., whereby the bank has agreed to not pursue a default on account of violations by the Company of various covenants and warranties in its revolving credit agreement.

None of the covenant and warranty violations by the Company involved non-payment. In the forbearance agreement, the bank agreed that it would not pursue any events of default on account of the existing violations, would not accelerate the loan payments and would refrain from exercising its rights and remedies under the original loan agreements until December 15, 2000. In return, Vari-L made a $1.6 million paydown of principal on the loan to bring the outstanding balance down to $9.9 million and agreed to pay a higher interest rate on outstanding loan amounts. It also agreed to comply with a borrowing base and to reduce the maximum revolving loan amount from $20 million to $9.9 million. The forbearance agreement does not provide for any other scheduled reductions.

"This is one more important step in our process of resolving the non-operational issues that have faced Vari-L since the accounting problems surfaced this summer," said Pete Pappas, Vari-L Chief Executive Officer. "This agreement will help us concentrate our efforts on ensuring that sales and production operations continue without interruption, while we work to resolve the outstanding legal and regulatory issues and restore shareholder value."

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung, and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success of the Company' s efforts to re-audit prior years' financial statements, future economic conditions generally, as well as other factors.

                                    ###

                                 CONTACTS:
Vari-L Company, Inc.                               Johnston Wells
Pete Pappas, CEO                                    Marj Charlier
303/371-1560                                         303/623-3366

                                           Pfeiffer Public Relations, Inc.
                                                              Jay Pfeiffer
                                                              303/393-7044